Exhibit 5.1

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel: +1.212.859.8000 Fax: +1.212.859.4000 www.friedfrank.com

June 26, 2020

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington  98006

Re: Sale of shares of common stock, par value $0.00001 per share (the “Common Stock”), of T-Mobile US, Inc. and issuance of transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to T-Mobile US, Inc., a Delaware corporation (the “Company”), in connection with (i) the offering of an aggregate of 154,147,026 shares of Common Stock (the “Shares”), including 10,754,444 Shares which were sold pursuant to the option granted by the Company to the Underwriters to purchase additional Shares, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-239352) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a base prospectus dated June 22, 2020 (the “Base Prospectus”) and a final prospectus supplement dated June 23, 2020 (together with the Base Prospectus, the “Common Stock Prospectus”) and (ii) the issuance of the Rights by the Company (the “Rights Offering”) to holders of Common Stock, pursuant to the prospectus supplement dated June 23, 2020 (together with the Base Prospectus, the “Rights Offering Prospectus”). The Shares were sold by the Company pursuant to the underwriting agreement, dated as of June 23, 2020 (the “Underwriting Agreement”), by and among the Company and Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies.  As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the statements, representations and warranties contained in the Underwriting Agreement and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company and others, and assume compliance on the part of all parties to the Underwriting Agreement with the respective covenants and agreements contained therein.

New York • Washington DC • London • Frankfurt
Fried, Frank, Harris, Shriver & Jacobson LLP is a Delaware Limited Liability Partnership

Fried, Frank, Harris, Shriver & Jacobson LLP	June 26, 2020 Page 2

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Shares are validly issued, fully paid and non-assessable.

2.	The Rights are duly authorized and validly issued.

The opinions expressed herein are limited to the applicable provisions of the General Corporation Law of the State of Delaware as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.  This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company with the Commission on June 26, 2020, which will be incorporated by reference in the Registration Statement and to the references to this firm under the captions “Legal Matters” in the Common Stock Prospectus and “Legal Matters” in the Rights Offering Prospectus.  In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP